Rule 10f-3 Transactions


Issuance/ Trade Date: 3/28/2012
Security Description: Harron Comm/Harron Fin
Total Amount Purchased: 2,500,000
Percent of Offering: 1.111%
Purchase Price: $100.000
First Available Public Price at Close: $102.000
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: SunTrust
Participating Underwriters: SunTrust Robinson Humphrey,
Wells Fargo Securities, LLC, Mitsubishi UFJ Securities USA Inc.,
U. S. Bancorp


Issuance/ Trade Date: 3/30/2012
Security Description: Vanguard National Resources
Total Amount Purchased: 2,000,000
Percent of Offering: 0.571%
Purchase Price: $99.274
First Available Public Price at Close: $99.688
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: Citgroup
Participating Underwriters: Citigroup, Credit Agricole CIB,
RBC Capital Markets, RBS, UBS Investment Bank, Wells Fargo Securities, BMO Capital Markets, Comerica Securities, Capital One Southcoast,
Scotiabank, Lloyds Securities, Natixis, U. S. Bancorp


Issuance/ Trade Date: 8/06/2012
Security Description: MarkWest Energy Partners, L.P.
Total Amount Purchased: 500,000
Percent of Offering: 0.067%
Purchase Price: $99.015
First Available Public Price at Close: $100.500
Purchasing Funds: American Income Fund (MRF)
Underwriter from whom Purchased: Wells Fargo Securities, LLC Participating Underwriters: Wells Fargo Securities, Citigroup, RBC Capital Markets, BofA Merrill Lynch, Goldman, Sachs & Co., UBS Investment Bank, Barclays, J.P. Morgan, U. S. Bancorp, Capital One Southcoast Natixis, Comerica Securities,
Morgan Stanley, SMBC Nikko